Exhibit 14.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (No. 333-112973) of Eksportfinans ASA of our report dated March 17, 2005 relating to the financial statements, which appear in this Annual Report on Form 20-F for the year ended December 31, 2004.

March 21, 2005
Oslo, Norway

/s/ PricewaterhouseCoopers AS